                                                                     EXHIBIT 2.1


                           SHARE ACQUISITION AGREEMENT

                                  BY AND AMONG

                           NEW ERA OF NETWORKS, INC.,

                                  ANDREW STREET

                                       AND

                             MICHAEL EUGENE TINWORTH

                          DATED AS OF FEBRUARY 19, 1999

                                INDEX OF EXHIBITS

EXHIBIT     DESCRIPTION
-------     -----------
Exhibit A   Form of Confidential Information and Non-Competition Agreement

Exhibit B   Form of Escrow Agreement

Exhibit C   Form of Shareholder Agreement

Exhibit D   Form of Deed of Indemnity

Exhibit E   Form of Option Agreement

SCHEDULE    DESCRIPTION
--------    -----------
1.1         Shareholders; Share Capital Ownership; Allocation of Purchase Price

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I PURCHASE AND SALE OF COMPANY SHARE CAPITAL..................................................................2
         1.1      Purchase and Sale...................................................................................2
         1.2      Consideration.......................................................................................2
         1.3      Closing.............................................................................................5
         1.4      Definitions.........................................................................................5
         1.5      No Further Ownership Rights in Shares...............................................................5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AS TO THE COMPANY ......................................5
         2.1      Organization of the Company.........................................................................5
         2.2      Subsidiaries........................................................................................6
         2.3      Company Capital Structure...........................................................................6
         2.4      Authority...........................................................................................7
         2.5      No Conflict.........................................................................................7
         2.6      Consents............................................................................................7
         2.7      Company Financial Statements; Material Agreements...................................................7
         2.8      No Undisclosed Liabilities..........................................................................8
         2.9      No Changes..........................................................................................8
         2.10     Tax Matters........................................................................................10
         2.11     Restrictions on Business Activities................................................................12
         2.12     Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.....................12
         2.13     Intellectual Property..............................................................................13
         2.14     Agreements, Contracts and Commitments..............................................................14
         2.15     Interested Party Transactions......................................................................16
         2.16     Governmental Authorization.........................................................................16
         2.17     Litigation.........................................................................................17
         2.18     Accounts Receivable................................................................................17
         2.19     Minute Books.......................................................................................17
         2.20     Environmental Matters..............................................................................18
         2.21     Brokers' and Finders' Fees; Third Party Expenses...................................................18
         2.22     Employee Benefit Plans and Compensation............................................................18
         2.23     Insurance..........................................................................................22
         2.24     Compliance with Laws...............................................................................22
         2.25     Warranties; Indemnities............................................................................22
         2.26     Complete Copies of Materials.......................................................................23
         2.27     Proprietary Information Agreements.................................................................23
         2.28     Solvency...........................................................................................23
         2.29     Representations Complete...........................................................................23

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE II A  VENDOR PROTECTION CLAUSES..............................................................................24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.......................................................25
         3.1      Ownership of Shares................................................................................25
         3.2      Tax Matters........................................................................................25
         3.3      Absence of Claims by the Shareholders..............................................................25
         3.4      Authority..........................................................................................25
         3.5      No Conflict........................................................................................26
         3.6      Consents...........................................................................................26
         3.7      Unregistered Shares................................................................................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEON....................................................................26
         4.1      Organization, Standing and Power...................................................................26
         4.2      Authority..........................................................................................26
         4.3      Capital Structure..................................................................................27
         4.4      SEC Documents; NEON Financial Statements...........................................................27
         4.5      Litigation.........................................................................................27

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................28
         5.1      Expenses...........................................................................................28
         5.2      Public Disclosure..................................................................................28
         5.3      Additional Documents and Further Assurances........................................................28

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY ESCROW .............................................28
         6.1      Survival of Representations and Warranties.........................................................28
         6.2      Indemnity; Escrow Arrangements.....................................................................28

ARTICLE VII GENERAL PROVISIONS.......................................................................................29
         7.1      Notices............................................................................................29
         7.2      Interpretation.....................................................................................30
         7.3      Counterparts.......................................................................................30
         7.4      Entire Agreement; Assignment.......................................................................30
         7.5      Severability.......................................................................................30
         7.6      Other Remedies.....................................................................................31
         7.7      Governing Law......................................................................................31
         7.8      Rules of Construction..............................................................................31

                           SHARE ACQUISITION AGREEMENT

     This SHARE ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of February 19, 1999 by and among New Era of Networks, Inc., a Delaware corporation ("NEON"), Andrew Street and Michael Eugene Tinworth (each directly or indirectly a shareholder of the Company hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders") and, with respect to Articles VI and VII, Andrew Street (in his capacity as the "Shareholder Representative").

                                    RECITALS

     A. The Board of Directors of NEON believes it is in the best interests of NEON and its shareholders that NEON acquire all of the issued and outstanding share capital of D&M (Asia) Ltd., a corporation organized under the laws of Hong Kong (the "Company"), owned or held of record by the Shareholders (the "Acquisition") such that upon consummation of the acquisition NEON will be the sole beneficial owner of all of the issued and outstanding share capital of the Company and, in furtherance thereof, has approved the Acquisition.

     B. The Shareholders desire to sell all of the share capital of the Company owned or held of record by them to NEON, all upon the terms and subject to the conditions set forth herein.

     C. As an inducement for NEON to consummate the Acquisition, the Company and the Shareholders agree to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

     D. A portion of the consideration otherwise payable by NEON in connection with the Acquisition shall be placed in escrow by NEON for the purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of representations, warranties and covenants.

     E. As an inducement for NEON to consummate the Acquisition, each of the Shareholders have agreed to enter into Confidential Information and Non-Competition Agreements of even date herewith (the "Confidentiality Agreement") in substantially the form attached hereto as Exhibit A, which Non-Competition Agreements shall be effective only upon the closing of the Acquisition.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I
                   PURCHASE AND SALE OF COMPANY SHARE CAPITAL

     1.1 Purchase and Sale. At the Closing (as defined in Section 1.3) NEON is purchasing, upon the terms of this Agreement, from each Shareholder and each Shareholder is selling, conveying, transferring, assigning and delivering to NEON, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of share capital of the Company beneficially owned or held of record by the Shareholders at the Closing (the "Shares"), including all property or rights issued by the Company with respect to the Shares. The name and address of each Shareholder and the number and description of such Shares being sold by such Shareholder pursuant hereto, and the consideration payable in connection there are set forth in Schedule 1.1 hereto.

     1.2 Consideration. At Closing, NEON is paying to the Shareholders (i) cash in the amount of $2,400,000 (the "Cash Consideration") and (ii) that number of shares of Common Stock of NEON valued at $2,320,000 at signing based on the average closing sale price of a share of NEON Common Stock, as reported on The Nasdaq National Market, for the ten (10) most recent trading days ending on the third trading day immediately preceding the Closing Date and rounded to the nearest whole share (the "Stock Consideration," and, collectively with the Cash Consideration, the "Purchase Price"); provided, however, that NEON shall withhold that number of shares equal to 15% of the Stock Consideration (the "Escrow Shares") and 15% of the Cash Consideration (the "Escrow Cash", and, together with the Escrow Shares, the "Escrow Fund"), for deposit with NEON (the "Escrow Agent") as collateral for the indemnification obligations of the Shareholders under Article VI hereof pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B (attached) hereto (the "Escrow Agreement").

     1.3 Closing.

         (a) The closing of the Acquisition (the "Closing") is taking place concurrently with the execution and delivery hereof at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is agreed to in writing by NEON and the Shareholders. The date upon which the Closing occurs is herein referred to as the "Closing Date."

         (b) At the Closing, the Shareholders shall deliver or cause to be delivered to NEON the following:

                  (i) duly executed transfers of the Shares by the Shareholders being in favour of NEON and/or its nominee together with the relevant share certificates;

                  (ii) a certified copy of the Board Minutes of the Company ("Completion Board Minutes") approving the sale and transfer of the Shares;

                  (iii) in relation to the matters referred to the Completion Board Minutes the Shareholders have:

     a. procured the written resignations of the directors and any other officers of the Company referred therein (if any), and deliver such resignations to NEON together with a written acknowledgement from each such director and officer (as applicable) acknowledging that he has no outstanding claim whatsoever from or against the Company other than salary and expenses in the ordinary course of business;

     b. procured the revocation of all authorities to the bankers of the Company relating to the bank accounts of the Company, giving authority to such persons as NEON may nominate to operate the same;

     c. procured the written resignation of the auditors of the Company together with a written acknowledgment by such auditors that they have no outstanding claims of any kind from or against the Company;

     d. the appropriate forms to amend the bank mandates to be given to the bankers of the Company;

                  (iv) a duly executed Deed of Indemnity by each Shareholder in the form attached hereto as Exhibit D;

                  (v) Company documents, including:

     a. the company chop, the company seal and the certificate of incorporation of the Company;

     b.   the current business registration certificate of the Company;

     c. the statutory books and records of the Company, being complete and duly written up-to-date;

                  (vi) any and all consents and waivers from third parties to the Company's contracts and other instruments shall have been obtained by the Company, set forth in Section 2.6 of the Company Disclosure Schedule;

                  (vii) the Shareholder Agreement which shall have executed and delivered by the Shareholders in substantially the form attached hereto as Exhibit C; and

                  (viii) the Confidentiality Agreement which shall have been executed and delivered by the persons set forth in Section 1.1 hereto.

         (c) At the Closing, NEON is delivering or causing to be delivered to each Shareholder the following:

               (i) subject to Section 1.2 regarding the Escrow Shares, certificates representing each Shareholder's respective portion of the Stock Consideration in the amount set forth on Schedule 1.1;

               (ii) subject to Section 1.2 regarding the Escrow Cash, check, wire transfer or any other form mutually agreed upon by the parties representing each Shareholder's respective portion of the Cash Consideration in the amount set forth on Schedule 1.1;

               (iii) all other documents, agreements, certificates or writings required to be delivered by NEON on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement;

               (iv) Confidentiality Agreements with Andrew Street and Michael Eugene Tinworth in substantially the form attached hereto as Exhibit A;

               (v) Shareholder's Agreements with Andrew Street and Michael Eugene Tinworth in substantially the form attached hereto as Exhibit C; and

               (vi) Option Agreements with Andrew Street and Michael Eugene Tinworth in substantially the form attached hereto as Exhibit E.

         (d) At the Closing, each of the Shareholders and NEON is delivering or causing to be delivered the following:

               (i) all authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

               (ii) the Escrow Agreement, executed and delivered by NEON, the Shareholder Representative and the Escrow Agent, which Escrow Agreement shall be in full force and effect.

         (e) At the Closing, or as soon thereafter as practicable, NEON shall deliver to the Escrow Agent the Escrow Cash and the Escrow Shares in accordance with Section 1.2 and the Escrow Agreement.

         (f) Within 15 days of the Closing, Michael Eugene Tinworth shall deliver a Statutory Declaration in reference to the share certificate of Katherine Lo in a form reasonably acceptable to NEON.

     1.4 Definitions.

     "Company Share Capital" shall mean (i) shares of Company Ordinary Shares (as hereinafter defined) and (ii) any other share capital of the Company.

     "Company Ordinary Shares" shall mean all ordinary shares of the Company, with nominal value of HK $1.00 each.

     "Dollars" or "$" shall mean U.S. dollars.

     "GAAP" shall mean Hong King generally accepted accounting principles consistently applied.

     "NEON Common Stock" shall mean unregistered shares of the common stock, $.0001 par value per share, of NEON.

     "US GAAP" shall mean U.S. generally accepted accounting principles consistently applied.

     1.5 No Further Ownership Rights in Shares. All cash paid and NEON Common Stock issued in respect of the surrender for exchange of the Shares in accordance with the terms hereof, shall be deemed to be full satisfaction of all of the Shareholders' rights pertaining to such Shares.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                       THE SHAREHOLDERS AS TO THE COMPANY

     Except as disclosed in the disclosure schedule dated as of the date hereof referring specifically to the representations or warranties in this Agreement and delivered by the Shareholders to NEON immediately prior to the execution of this Agreement (the "Company Disclosure Schedule"), each of the Shareholders, severally and not jointly (except as to the Escrow Fund indemnification provisions set forth in the Escrow Agreement, in which case liability shall be joint and several), represents and warrants to NEON as set forth below.

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and subsisting under the laws of Hong Kong. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Company (hereinafter referred to as a "Material Adverse Effect"); provided, however, that a Material

Adverse Effect shall not include any adverse effect following the date of this Agreement on the business, assets, condition or results of operations of the Company that is attributable to the transactions contemplated by this Agreement or the announcement of such transactions. A true and correct copy of the Company's Memorandum of Association and Articles of Association, each as amended to date, has been made available to NEON. Section 2.1 of the Company Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

     2.2 Subsidiaries. The Company does not have any subsidiaries and does not otherwise own or control, directly or indirectly, any corporation, limited liability company, partnership, association, joint venture or other business entity.

     2.3 Company Capital Structure.

         (a) The authorized share capital of the Company is HK$10,000.00 divided into 10,000 ordinary shares of HK$1.00 each, of which 100 shares are issued and outstanding. The shares are held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Company Disclosure Schedule. The Shares are all the issued and outstanding shares of the Company and are fully paid, and have been duly and validly issued, except as set forth in
Section 2.3(a) of the Company Disclosure Schedule, and are not subject to any pre-emptive rights created by statute, the Memorandum and Articles of Association of the Company or any agreement to which the Company and/or any Shareholder is a party or by which it or he is bound and have been duly and validly issued in compliance with the laws of Hong Kong [Singapore] and the Memorandum and Articles of Association of the Company, except as set forth in
Section 2.3(a) of the Company Disclosure Schedule.

         (b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The Company does not have any stock option plan or other plan providing for equity compensation of any person. There is no outstanding Company Share Capital which is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There is no restriction which has not been complied with on the sale or transfer of the Shares to NEON.

         (c) Upon payment of the Purchase Price in the manner set forth in
Section 1.2 hereof, the Shareholders shall have transferred to NEON and its designee one hundred percent

(100%) of the outstanding share capital of the Company together with all rights and interests attaching thereto, free and clear of all liens, encumbrances or other defects of title.

     2.4 Authority. The Shareholders have the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The transfer of the shares pursuant to this Agreement has been duly and validly approved and authorized by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Shareholders, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and laws of general application including enforcement of creditors' rights generally and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.5 No Conflict. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not materially conflict with, or result in any material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (any such event, a "Conflict")
(i) any provision of the constitutional documents of the Company, (ii) any mortgage, indenture, lease, material contract or other material agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

     2.6 Consents. Except as set forth in Section 2.6 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) where the failure to obtain or make such consent, waiver, approval, order, authorization, registration, declaration or filing would not have a Material Adverse Effect.

     2.7 Company Financial Statements; Material Agreements. Section 2.7 of the Company Disclosure Schedule sets forth the Company's balance sheets as of June 30, 1997 and June 30, 1998 and the related audited statements of income and cash flow for the six-month periods ended June 30, 1997 and June 30, 1998 (the "Year-End Financials") and the Company's unaudited balance sheet as of December 31, 1998 and the related unaudited statements of income and cash flow for the six months then ended (the "Interim Financials"). The Year-End Financials and the Interim Financials are correct and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated except that Interim Financials are not audited and do not contain footnotes. The Year-End Financials and Interim Financials present fairly in all material respects the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which are not expected to be material in amount or significance. The Company's unaudited Balance Sheet as of December 31, 1998 shall be referred to as the "Current Balance Sheet." The Company has provided to NEON all written contracts with a term of over one year or a value of more than $2,500 to which the Company is a party and which have been entered into between June 30, 1998 and the Closing Date. The Company has provided to NEON all contracts with a value of more than $10,000 which have been entered into between July 1, 1997 and June 30, 1998.

     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with U.S. GAAP or GAAP), which, individually or in the aggregate (i) has not been reflected in or reserved against in the Current Balance Sheet, (ii) has not arisen in the ordinary course of business consistent with past practices since December 31, 1998, (iii) is in excess of $10,000 or (iv) would result, individually or in aggregate, in a Material Adverse Effect.

     2.9 No Changes. Except in connection with the consummation of the transactions contemplated by this Agreement, or as set forth in Section 2.9 of the Company Disclosure Schedule, since December 31, 1998, there has not been, occurred or arisen any:

         (a) agreement, contract or transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

         (b) amendments or changes to the Memorandum of Association or Articles of Association of the Company;

         (c) capital expenditure or commitment by the Company in the aggregate exceeding $10,000;

         (d) destruction of, damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance), which damage or loss has had or would have a Material Adverse Effect;

         (e) claim of wrongful discharge or other unlawful labor practice or action;

         (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than required by GAAP;

         (g) revaluation by the Company of any of its material assets;

         (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Share Capital, or any direct or indirect redemption, purchase or other acquisition by the Company of its Share Capital;

         (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person, except for adjustments in compensation in accordance with annual performance reviews or other increases in compensation made in the normal course of business (none of which exceed 10% of the previous year's or current base salary) or as otherwise contemplated by this Agreement;

         (j) any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound which has had a Material Adverse Effect;

         (k) sale, lease, license or other disposition of any of the material assets or properties of the Company, or any creation of any security interest in such assets or properties;

         (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness for money borrowed, guaranteeing by the Company of any indebtedness for money borrowed, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

         (m) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business, consistent with past practices;

         (n) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property rights;

         (o) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Capital Stock, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

         (p) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or, to its knowledge, in the pricing of royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.13) to the Company;

         (q) any event or condition of any character that has had a Material Adverse Effect on the Company; or

         (r) agreement by the Company to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with NEON and its representatives regarding the transactions contemplated by this Agreement).

     2.10 Tax Matters.

         (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b) Tax Returns and Audits. Except as set forth in Section 2.10 of the Company Disclosure Schedule:

               (i) The Company as of the Closing will have prepared and timely filed all required federal, and state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) The Company as of the Closing (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have paid or have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period from the date after the Current Balance Sheet through to the Closing other than in the ordinary course of business.

               (iii) There is no material Tax deficiency outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

               (v) The Company has made available to NEON or its legal counsel upon their request, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

               (vi) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

               (vii) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement.

               (viii) The Company is not engaged in any trade or business within the United States.

               (ix) The Shareholders do not have knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company other than Liens for Taxes not yet due and payable.

               (x) The Company's tax basis in its assets is accurately reflected on the Company's tax books and records.

               (xi) The Company has maintained sufficient and accurate records and all other information required by law to support all Returns which have been lodged.

               (xii) The Company has since its incorporation carried out, or been engaged in, any transaction or arrangement in respect of which there may be substituted for the consideration given or received by the Company a different consideration for purposes of Taxes.

               (xiii) The Company has not at any time entered into or been a party to a transaction or series of transactions containing steps inserted without any commercial or business purpose, which may directly or indirectly in anyway result in the Company being liable for the payment of any Taxes which is not disclosed and appropriate provisions not having been made in the Year-End Financials.

               (xiv) The Company has not been a party to any material transactions which has not been of entirely arm's length nature.

     2.11 Restrictions on Business Activities. Except as set forth in Section
2.11 of the Company Disclosure Schedule, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has the effect of prohibiting or impairing any line of business or business practice (including without limitation the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company which has a Material Adverse Effect. The Company is not a party to and is not currently bound by any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market which has or would reasonably be expected to have a Material Adverse Effect.

     2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

         (a) The Company does not own any real property, nor has it ever owned any real property. Section 2.12(a) of the Company Disclosure Schedule sets forth a list of all real property leased by the Company as of the Closing, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, and there is not, under any of such leases, any existing material default or event of default by the Company (or event which with notice or lapse of time, or both, would constitute a default by the Company); provided, however, that any material adverse financial impact on the Company of such breach shall constitute a material default.

         (b) The Company has good and valued title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as set forth in Section 2.14 of the Company Disclosure Schedule or as reflected in the Current Balance Sheet, and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         (c) Section 2.12(c) of the Company Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

         (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other proprietary customer information in its possession relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

     2.13 Intellectual Property.

         (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all registered and unregistered trademarks, trade names, service marks, trade secrets, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are required for the conduct of business of the Company as currently conducted by the Company or as such rights relate to services offered or products currently under development (the "Company Intellectual Property").

         (b) Schedule 2.13(a) sets forth a complete list of all registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property, and specifies, where applicable, the jurisdictions in which such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.
Schedule 2.13(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property or trade secret of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedules 2.13(a) or 2.13(b), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances but subject to the license rights of customers under customer agreements, which customer agreements have been disclosed in the Company Schedules to the extent required elsewhere herein), the Company Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property is being used.

         (c) No claims with respect to the Company Intellectual Property have been asserted or, to the Shareholder's knowledge, threatened by any person, nor, to the Shareholder's knowledge, has any other person made an assertion (i) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company, or (ii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the best of the Shareholder's knowledge, the Company has not infringed, and the business of the Company as currently conducted or as currently proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. There is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company. No Company Intellectual Property is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by the Company. Each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms.

         (d) Section 2.13(d) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability with respect to the infringement or misappropriation by the Company or such other person of the intellectual property of any person or entity other than the Company.

         (e) The Company has taken reasonable steps to ensure that any products, software programs or technology developed (or currently being developed) for its customers and other third parties, whether as "work-for-hire" or otherwise, will accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). The Company has taken reasonable steps to ensure that such products and programs will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's internal computer and technology products and systems are Year 2000 Compliant.

     2.14 Agreements, Contracts and Commitments. Except as set forth in Sections 2.13(b), 2.13(d) or 2.14(a) of the Company Disclosure Schedule, the Company is not a party to nor is it bound by:

               (i) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations exceeding $10,000,

               (ii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

               (iii) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, whether written or oral, involving payments in excess of $5,000,

               (iv) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (v) any fidelity or surety bond or completion bond,

               (vi) any lease of personal property having a value individually in excess of $15,000,

               (vii) any agreement of indemnification or guaranty,

               (viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate,

               (ix) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any material interest in any business enterprise outside the ordinary course of the Company's business,

               (x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by the Company or extension of credit to the Company in excess of $10,000 individually or $20,000 in the aggregate or any guarantee, indemnity, performance bond, letter of comforts or any other security or securety ship or agreements to give any of the same,

               (xi) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $20,000 in the aggregate,

               (xii) any construction contracts,

               (xiii) any power of attorney,

               (xiv) any oral contract which has created a receivable to the Company in excess of $5,000 which is not collectible and enforceable,

               (xv) any outstanding indebtedness or other liability (actual or contingent) owing by the Company to any of the Shareholders, nor any indebtedness owing to the Company by any of the Shareholders; and no promise or representation has been made to any of the Shareholders in connection with any representations, warranties or other provisions in this Agreement (including without limitation, the Company Disclosure Letter) in respect of which the Company may be liable,

               (xvi) any distribution, joint marketing or development agreement which is not cancelable without penalty within thirty (30) days, or

               (xvii) any other agreement, contract or commitment, whether written or oral, that involves $10,000 individually or $20,000 in the aggregate or more which is not cancelable without penalty within thirty (30) days and which was not entered into in the ordinary course of business.

         (b) The Company is in compliance with and is not in breach of, violation of or default under, and has not received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment, whether written or oral, to which the Company is a party or by which it or its properties is bound which is required to be set forth in Schedule 2.13(b), 2.13(d) or 2.14(a) (collectively a " Contract"), nor is any Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both (except for notices relating to breaches, violations or defaults that have been cured in all material respects). Each Contract is in full force and effect and, except as otherwise disclosed in
Section 2.14(b) of the Company Disclosure Schedule, is not subject to any default thereunder of which either Shareholder has knowledge by any party obligated to the Company pursuant thereto. Following the Closing, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred. There are no restrictions whatsoever under any agreement, the Memorandum and Articles of Association of the Company or otherwise, on or for the sale or transfer of the Shares to Neon and/or its nominees pursuant to this Agreement other than the requirement under the Articles of Association of the Company for the Company's directors' consent to the registration of the transfer of the Shares.

     2.15 Interested Party Transactions. Except as set forth in Section 2.15 of the Disclosure Schedule, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any material quantity goods or services or (iii) a material beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

     2.16 Governmental Authorization. The Company possesses all material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and to either Shareholder's knowledge constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.17 Litigation. There is no action, suit or proceeding of any nature pending, or, to either Shareholder's knowledge, threatened, against the Company, its properties or any of its officers or directors, nor, to the knowledge of any Shareholder, is there any reasonable basis therefor which has or could reasonably be expected to have a Material Adverse Effect. There is no investigation pending or, to or any Shareholder's knowledge threatened, against the Company, its properties or any of its officers or directors (nor, to the knowledge of either Shareholder, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. Section 2.17 of the Company Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested.

     2.18 Accounts Receivable.

         (a) The Company has made available to NEON a list of all material accounts receivable of the Company ("Accounts Receivable") as of December 31, 1998 along with a range of days elapsed since invoice.

         (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP and are, to the knowledge of the Shareholders, collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. Except as set forth in
Section 2.14 of the Disclosure Schedule, no person has any Lien on any of such Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

     2.19 Minute Books. The minutes of the Company made available to counsel for NEON are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company. The register of members, the register of directors and secretary, register of directors' and shareholders' resolutions, register of charges and any other statutory books, books of account and other records which the Company may from time to time required to keep, of the Company have been properly and duly kept and contain true, accurate and complete records of all matters with which they should deal or record and are in its possession or under its control, and no notice or allegation of whatsoever nature from whomsoever, that any of them is incorrect or should be rectified, has been received.

     2.20 Environmental Matters.

         (a) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to hazardous materials in violation of any law in effect on or before the Closing, nor has the Company disposed of, transported, sold, or manufactured any product containing a hazardous material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control hazardous materials or any hazardous material activity.

         (b) Permits. To the extent legally required, the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to result in fines to the Company in excess of $10,000 individually or $20,000 in the aggregate.

         (c) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Shareholder's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Shareholders are not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability which would be reasonably likely to exceed $10,000 individually or $20,000 in the aggregate.

     2.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 2.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.21 of the Company Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.2) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, which amount shall be the sole responsibility of the Shareholders.

     2.22 Employee Benefit Plans and Compensation.

         (a) For purposes of this Section 2.22, the following terms shall have the meanings set forth below:

               (i) "Affiliate" shall mean any other person or entity under common control with the Company.

               (ii) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise; and

               (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate.

               (iv) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

         (b) Schedule. Section 2.22(b) of the Company Disclosure Schedule contains a list of each Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Employee Plan. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to NEON in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

         (c) Documents. The Company has made available to NEON, (i) correct and complete copies of all documents embodying any Employee Plan and any Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (v) all IRS determination letters and rulings, if any, relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan; (vi) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (vii) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (viii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company.

         (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS, has timely applied for such a determination or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination;
(iii) there are no material actions, suits or claims pending, or, to the knowledge of the Company threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, NEON or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan; and (vi) neither the Company nor any Affiliate is, to the knowledge of the Company, subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

         (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

         (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

         (g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits or severance pay upon their retirement or termination of employment, except to the extent required by statute.

         (h) No COBRA Violation. Neither the Company nor any Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its employees.

         (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

         (j) Employment Matters. The Company (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees in all material respects; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice). The Company is in material compliance with all applicable federal laws, rules and regulations that govern the employment and consulting relationships of the Company's workers as they pertain to immigration matters.

         (k) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of either Shareholder, threatened. The Company is not involved in nor is being threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a material liability to the Company. The Company has not engaged in any unfair labor practices which could, individually or in the aggregate directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

         (l) No Interference or Conflict. To the knowledge of either Shareholder, no shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement or subject to any judgement, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would materially interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to either Shareholder's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound. Neither Shareholder has received notice of or is currently aware of any senior employee or key personnel who intends to terminate his/her employment with the Company.

     2.23 Insurance. Section 2.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no material claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid or accrued, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any Shareholder has knowledge of any threatened termination of, or premium increase with respect to, any of such policies. The Company is now and has at all material times taken out all necessary insurance which it is required to take out by law and otherwise normally taken out against risks normally insured against by persons carrying on the same business as that carried on by it. All assets as disclosed in the Year End Financials are adequately insured in accordance with prudent business practice in the relevant country and there has been no failure by the Company to comply with any conditions in any relevant policies.

     2.24 Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation (except for notices of violations which have been cured in all material respects). All annual returns and other returns, particulars, resolutions and documents required to be filed with the Registrar of Companies of Hong Kong or to any other authority under any relevant legislation in Hong Kong or any other applicable jurisdiction in respect of the Company have been duly filed within any applicable time limit and were correct and all legal requirements relating to the formation of the Company and the issue of the Shares have been duly complied with in a timely manner. The Company has complied with its Memorandum and Articles of Association in all respects and none of the activities, agreements, commitments or rights of the Company (including without limitation, its execution and delivery of this Agreement and the performance of its obligations under this Agreement) is ultra vires, unauthorised or otherwise in breach of any legal provisions.

     2.25 Warranties; Indemnities. Except in the ordinary course of business or as listed in Section 2.13(d) of the Company Disclosure Schedule or as set forth in a Contract, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

     2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested in writing by NEON or its counsel.

     2.27 Proprietary Information Agreements. Each employee listed on Section
2.27 of the Company Disclosure Schedule and presently employed by the Company has executed a proprietary information agreement substantially in the Company's standard form (as revised or modified, from time to time) samples of which are attached hereto as part of Section 2.27 of the Company Disclosure Schedule. Such proprietary information agreements constitute valid and binding obligations of the Company.

     2.28 Solvency.

         (a) The Company is not in receivership or liquidation or any similar state or position.

         (b) No meeting has been convened, resolution proposed, petition presented or other steps taken or proposed to be taken or pending or threatened by any person or, order made or pending to be made for the winding up of the Company.

         (c) No receiver, administrator, provisional liquidator, liquidator or other officer of the court has been appointed or threatened to be appointed in relation to the Company or any part of its undertakings or assets and no action has been taken or pending to be taken or is threatened to be taken to seize or taken possession of any of the Company's undertakings or assets.

         (d) The Company has not stopped payment nor is insolvent nor is unable to pay its debts within the meaning of section 178 of the Companies Ordinance (Cap 32) of the laws of Hong Kong.

         (e) No unsatisfied judgment is outstanding against the Company.

     2.29 Representations Complete. Without limiting in any way any representations or warranties made by the Shareholders, none of the representations or warranties made by the Shareholders (as modified by the Company Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by any Shareholder pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE II A


                            VENDOR PROTECTION CLAUSES

     2A.1 The representations, warranties and undertakings contained in Articles II and/or III in this Agreement (together the "Warranties") are in all respects qualified and limited by the provisions of this Article IIA to the extent that none of the Shareholders shall be liable in any way under the Warranties or for any claim under the Warranties nor under any indemnity contained herein (together the "Indemnities"):

         (a) to the extent that the subject of the claim is provided for or reserved in the Year-End Financials, Interim Financials or Current Balance Sheet or Audited Financials; or

         (b) to the extent that a claim arises:

               (i) as a result of an act occurring at the request of or with the written consent of NEON or (on or after the date hereof) the Company provided that such written consent was given with full knowledge of the applicable facts and circumstances so as to be able to make an informed decision; or

               (ii) as a result of any increase in rates of taxation since the Closing Date; or

               (iii) as a result of the passing of an enactment or other government regulation with retroactive effect; or

         (c) for any liability for taxation which arises as a result of transactions in the ordinary course of business of the Company effective since the Closing Date; or

         (d) in respect of any claim to the extent to which it would not have arisen but for any matter or thing done or omitted to be done by the Company or NEON or persons deriving title therefrom on or after the Closing Date and based on facts and circumstances that exist on or after the Closing Date (other than the purchase of the Sale Shares by NEON) unless such matter or thing is necessarily done or necessarily omitted to be done as a direct consequence of breach of any of the Warranties.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

     Each Shareholder, severally but not jointly, represents and warrants to NEON as follows:

     3.1 Ownership of Shares. Such Shareholder is the sole legal and beneficial owner of the Shares designated as being owned by such Shareholder opposite such Shareholder's name in Schedule 3.1. Such Shares are not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Shares to any other person or entity. Such Shareholder has the sole right to transfer such Shares to NEON. Such Shares constitute all of the Company Share Capital owned, beneficially or of record, by such Shareholder, and such Shareholder has no other rights to acquire Company Share Capital. Upon payment of the Purchase Price in the manner set forth in
Section 1.2, the Shareholders will transfer to NEON and its designee good title to all of the Shares of the Company, subject to no Liens retained, granted or permitted by such Shareholder or the Company (except for the Memorandum and Articles of Association as to the Company).

     3.2 Tax Matters. Such Shareholder has had an opportunity to review with its own tax advisors the tax consequences to such Shareholder of the Acquisition and the transactions contemplated by this Agreement. Such Shareholder understands that it must rely solely on its advisors and not on any statements or representations by NEON, the Company or any of their agents. Such Shareholder understands that it (and not NEON or the Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.

     3.3 Absence of Claims by the Shareholders. Such Shareholder does not have any present claim against the Company and does not have knowledge of the basis for any future claim against the Company whether, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever whether in the capacity as a shareholder, a director, or an officer of the Company or otherwise.

     3.4 Authority. Such Shareholder has the legal capacity to enter into this Agreement and the Shareholders Agreement in the form attached hereto as Exhibit C and to consummate the transactions contemplated hereby and thereby, and no further action is required on the part of such Shareholder to execute this Agreement and the Shareholders Agreement. This Agreement and the Shareholders Agreement have been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of each such Shareholder, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.5 No Conflict. The execution and delivery by such Shareholder of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with (ii) any mortgage, indenture, lease, material contract or other material agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of its properties or assets are subject (a "Shareholder Conflict"), or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its properties or assets.

     3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Shareholder Conflict), is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the Shareholders Agreement or the consummation of the transactions contemplated hereby or thereby except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.

     3.7 Unregistered Shares. Shareholder understands that the NEON Common Stock being issued pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended, on the basis that the issuance of securities hereunder is exempt from registration under said Act pursuant to Regulation S and section 4(2) and/or Rule 506 thereof, and that NEON's reliance on such exemption is based on Shareholder's representations set forth in the Stockholder Agreement.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEON

     NEON hereby represents and warrants to the Company and each of the Shareholders as follows:

     4.1 Organization, Standing and Power. NEON is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NEON has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on NEON as a whole.

     4.2 Authority. NEON has all requisite corporate power and authority to enter into this Agreement and the exhibits attached hereto to which it is a party (the "NEON Related Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and NEON Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NEON. Each of this Agreement and NEON Related Agreements has been duly executed and delivered by NEON and constitutes the valid and binding obligations of NEON, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 Capital Structure. The authorized stock of NEON consists of 45,000,000 shares of Common Stock, of which 30,333,778 shares were issued and outstanding as of December 31, 1998, and 2,000,000 shares of Preferred Stock, none of which is issued or outstanding. No shares of NEON Common Stock were held by NEON in its treasury, and no shares of NEON Preferred Stock were outstanding. All the outstanding shares of NEON Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of NEON Common Stock issuable in connection with the Acquisition have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

     4.4 SEC Documents; NEON Financial Statements. NEON has furnished or made available to the Company and the Shareholders true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for all periods since January 1, 1998, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of NEON, including the notes thereto, included in the SEC Documents (the "NEON Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of NEON at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     4.5 Litigation. There is no action, suit proceeding, claim, arbitration or investigation pending, or as to which NEON has received any notice of assertion against NEON, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 Expenses. All fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses, except for stamp duty. NEON agrees to bear all stamp duty payable or assessed in connection with this agreement and the transfer of shares to NEON.

     5.2 Public Disclosure. Unless otherwise required by law, or by the rules and regulations of the SEC or Nasdaq Stock Market, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto without the prior approval of NEON.

     5.3 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.

                                   ARTICLE VI

        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY AND ESCROW

     6.1 Survival of Representations and Warranties. The Shareholders' and NEON's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall terminate on the first anniversary of the Closing (the "Expiration Date"); provided, however, that (i) the representations and warranties and covenants of the Shareholders relating or pertaining to any Tax or Returns related to such Tax set forth in Section 2.10 hereof, shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Returns related to such Tax and (ii) the representations and warranties of the Shareholders set forth in Section 2.3 and Article III hereof shall survive the Closing and shall terminate on the fourth anniversary of the Closing. Each shareholder, jointly and severally, shall indemnify and hold harmless NEON and its affiliates for any Loss (as defined in the Escrow Agreement) incurred by NEON, its officers, directors or affiliates, related to or arising, directly or indirectly, out of any breach of the representations and warranties set forth in Sections 2.10, 2.3 and Article III of this Agreement.

     6.2 Indemnity and Escrow Agreement. At the Closing each Shareholder will be deemed to have received and consented to the deposit with the Escrow Agent of the Escrow Cash and the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by NEON after the Closing) pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B, without any act required on the part of the Shareholders. At the Closing, the Escrow Cash and the Escrow Shares, without any act required on the part of the Shareholders, are being deposited with the Escrow Agent, such deposit to constitute the Escrow Fund to be governed by the terms set forth in the Escrow Agreement and at NEON's cost and expense. The Escrow Fund and the related indemnification obligations of the Shareholders shall be governed by the terms of the Escrow Agreement.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

         (a) if to NEON, to:

               New Era of Networks, Inc.
               7400 East Orchard Road, Suite 230
               Englewood, CO  80111
               Attention: Leonard M. Goldstein, Esq.
               Telephone No.:  (303) 694-3933
               Facsimile No.:  (303) 694-3885

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304
               Attention:  Mark A. Bertelsen, Esq.
               Telephone No.:  (650) 493-9300
               Facsimile No.:  (650) 493-6811

         (b) if to the Company, the Shareholders or the Shareholder Representative, to:

               D&M (Asia)
               8th Floor, Tien Chu Commercial Building
               173-174 Gloucester Road
               Attention: Andrew Street
               Telephone No.:  011-852-2893-6699
               Facsimile No.:  011-852-2573-3524

               with a copy to:

               Haldanes
               4F Ruttonjee House
               11 Duddell Street
               Central Hong Kong
               Attention:  Steven Terry
               Telephone No.:  011-852-2868-1234
               Facsimile No.:  011-852-2845-1637

     7.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All dollar amounts in this Agreement shall refer to amounts in U.S. dollars unless otherwise indicated.

     7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     7.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule and other schedules hereto, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that NEON may assign its rights and delegate its obligations hereunder to its affiliates as long as NEON remains ultimately liable for all of NEON's obligations hereunder.

     7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     7.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, NEON, the Shareholders and the Shareholder Representative have caused this Share Acquisition Agreement to be signed, all as of the date first written above.

NEW ERA OF NETWORKS, INC.

By:    /s/ LEONARD M. GOLDSTEIN
    -------------------------------
Name:  Leonard M. Goldstein
    -------------------------------
Title: SR VP and Counsel
      -----------------------------


SHAREHOLDER REPRESENTATIVE:

/s/ ANDREW STREET
-----------------------------------

Name:  Andrew Street
    -------------------------------

    -------------------------------

    -------------------------------
SHAREHOLDERS:

ANDREW STREET

By:    /s/ ANDREW STREET
    -------------------------------
Name:  Andrew Street
    -------------------------------
Title:
      -----------------------------

MICHAEL EUGENE TINWORTH

By:    /s/ MICHAEL EUGENE TINWORTH
    -------------------------------
Name:  Michael Eugene Tinworth
    -------------------------------
Title:
      -----------------------------

                                  SCHEDULE 1.1

Shareholder                Stock Consideration     Cash Consideration     Escrow Fund Cash    Escrow Fund Shares
-----------                -------------------     ------------------     ----------------    ------------------
Andrew Street                     29,364               $1,800,000             $  270,000              5,873
Flat B3, 17th Floor
Block B, Elizabeth House
Causeway Bay
Hong Kong

Michael Eugene Tinworth            9,788               $  600,000             $   90,000              1,468
D2 Goodwood
52 Chung Hom Kok Road
Chung HomKok
Hong Kong